                                                               EXHIBIT (a)(1)(G)

                    SHELL OIL COMPANY COMMENCES TENDER OFFER
                 FOR BARRETT RESOURCES AT $55 PER SHARE IN CASH

    HOUSTON (MARCH 12, 2001) -- Shell Oil Company (Shell), a wholly-owned member of the Royal Dutch/Shell Group, today announced that it has commenced a tender offer for all outstanding shares of Barrett Resources Corporation (Barrett) at $55 per share in cash. The offer price for the Common Stock represents a 24 percent premium over Barrett's market price of $44.25 per share on Feb. 28, 2001, the last trading day prior to Shell's initial acquisition proposal.

    "We consider it a positive sign that Peter Dea and Barrett's Board of Directors have said they are considering strategic alternatives, but it is not clear that they are committed to the sale of the company," said Walter van de Vijver, president and CEO of Shell Exploration & Production Company, the exploration and production arm of Shell Oil Company. "That is why Shell has chosen to take its offer directly to the Barrett shareholders rather than participate in the auction process proposed by Barrett's Board. We continue to believe that the best choice is to accept our fully funded cash offer.

    "We also note that Barrett's board has not said that our $55 per share offer is inadequate, so we assume that they and their advisors have concluded that our offer is in an appropriate range," he continued. "We have decided to make our tender offer available to shareholders today because we continue to believe that our fully funded cash offer represents a full and fair value for the company.

    "We are concerned, as their shareholders also may be, that the prolonged auction process could be a distraction to Barrett's employees and have an adverse impact on their ability to effectively operate the business. Under the auction process Barrett has established, it could take over two months before Barrett shareholders know whether or not they have any further options," Mr. van de Vijver added.

    Shell's tender offer is conditioned upon, among other things, the acquisition of at least a majority of the outstanding shares. The tender offer and withdrawal rights will expire at midnight (EDT) on April 6, 2001, unless extended. The offer is not contingent on the receipt of financing. The terms and conditions of the offer will be set forth in tender offer materials being filed today with the Securities and Exchange Commission to be mailed promptly to Barrett shareholders.

    Lehman Brothers Inc. is acting as Dealer Manager for the Shell offer, and Morrow & Co., Inc. is acting as Information Agent.

ABOUT BARRETT RESOURCES CORPORATION

Barrett Resources Corporation is a Denver-based independent natural gas and oil exploration and production company. Barrett's properties are focused primarily in the Rocky Mountain region of Colorado, Wyoming and Utah, the Mid-Continent area of Kansas, Oklahoma, New Mexico and Texas, and the Gulf of Mexico region of offshore Texas and Louisiana. The company has over 200 employees and reported 2000 revenues of $376 million from oil and gas operations. (Source: Barrett earnings release of March 1, 2001, and the Barrett web site.)

ABOUT SHELL EXPLORATION & PRODUCTION COMPANY

Shell Exploration & Production Company (SEPCo) is a wholly-owned subsidiary of Shell Oil Company based in Houston. SEPCo is responsible for exploring, developing, and producing oil and natural gas in the U.S., with principal operations in the Gulf of Mexico, Michigan and South Texas. SEPCo is currently the third largest U.S. natural gas producer.

THIS PRESS RELEASE IS NEITHER AN OFFER TO PURCHASE NOR A SOLICITATION OF AN OFFER TO SELL SECURITIES. THE TENDER OFFER WILL BE MADE ONLY THROUGH AN OFFER TO PURCHASE AND RELATED LETTER OF TRANSMITTAL. INVESTORS AND SECURITY HOLDERS ARE STRONGLY ADVISED TO READ THE TENDER OFFER STATEMENT REGARDING THE TENDER OFFER REFERRED TO IN THIS PRESS RELEASE, WHEN IT BECOMES AVAILABLE, BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION.

THE TENDER OFFER STATEMENT WILL BE FILED BY SHELL OIL COMPANY WITH THE SECURITIES AND EXCHANGE COMMISSION (SEC). INVESTORS AND SECURITY HOLDERS MAY OBTAIN A FREE COPY OF THE TENDER OFFER STATEMENT (WHEN AVAILABLE) AND OTHER RELEVANT DOCUMENTS ON THE SEC'S WEB SITE.

SHELL OIL COMPANY IS FILING A PRELIMINARY CONSENT STATEMENT AND OTHER SOLICITATION MATERIALS WITH THE SEC RELATING TO SHELL OIL COMPANY'S SOLICITATION OF WRITTEN CONSENTS FROM THE SHAREHOLDERS OF BARRETT RESOURCES CORPORATION. INVESTORS AND SECURITY HOLDERS ARE STRONGLY ADVISED TO READ THE DEFINITIVE CONSENT STATEMENT, WHEN AVAILABLE, BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. THE DEFINITIVE CONSENT STATEMENT WILL BE FILED BY SHELL OIL COMPANY WITH THE SEC. INVESTORS AND SECURITY HOLDERS CAN OBTAIN A FREE COPY OF THE CONSENT STATEMENT (WHEN AVAILABLE) AND OTHER RELEVANT DOCUMENTS ON THE SEC'S WEB SITE.

IN ADDITION, THE IDENTITY OF PEOPLE WHO, UNDER SEC RULES, MAY BE CONSIDERED "PARTICIPANTS IN THE SOLICITATION" OF BARRETT STOCKHOLDERS AND THEIR HOLDINGS OF BARRETT COMMON STOCK ARE CONTAINED IN SHELL OIL COMPANY'S FILINGS WITH THE SEC UNDER REGULATION 14A.

THIS PRESS RELEASE CONTAINS FORWARD-LOOKING STATEMENTS THAT ARE BASED ON SHELL'S CURRENT EXPECTATIONS, ESTIMATES AND PROJECTIONS. WORDS SUCH AS "EXPECTS," "ANTICIPATES," "FORECASTS," "INTENDS," "PLANS," "BELIEVES," "PROJECTS," AND "ESTIMATES," AND VARIATIONS OF SUCH WORDS AND SIMILAR EXPRESSIONS ARE INTENDED TO IDENTIFY SUCH FORWARD-LOOKING STATEMENTS. THESE STATEMENTS ARE NOT GUARANTEES OF FUTURE PERFORMANCE AND INVOLVE RISKS AND UNCERTAINTIES AND ARE BASED ON A NUMBER OF ASSUMPTIONS THAT COULD ULTIMATELY PROVE INACCURATE AND, THEREFORE, THERE CAN BE NO ASSURANCE THAT THEY WILL PROVE TO BE ACCURATE. ACTUAL RESULTS AND OUTCOMES MAY VARY MATERIALLY FROM WHAT IS EXPRESSED OR FORECAST IN SUCH STATEMENTS. AMONG THE FACTORS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY ARE CHANGES IN NATURAL GAS PRICES, CHANGES IN COMPETITIVE OR ECONOMIC CONDITIONS AFFECTING SUPPLY AND DEMAND FOR GAS, PENDING OR FUTURE LITIGATION, CHANGES IN CURRENT LAWS AND REGULATIONS, AND GENERAL DOMESTIC AND INTERNATIONAL ECONOMIC AND POLITICAL CONDITIONS. SHELL OIL COMPANY UNDERTAKES NO OBLIGATION TO UPDATE PUBLICLY AND FORWARD-LOOKING STATEMENTS, WHETHER AS A RESULT OF NEW INFORMATION, FUTURE EVENTS OR OTHERWISE.

MEDIA/INVESTOR CONTACTS:

Kitty Borah/Stacy Hutchinson    Shell Oil Media Relations                  (713)
                                241-4544

David Sexton                    Shell Oil Investor Relations               (212)
                                218-3112

                                        2